Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
October 29, 2025	Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Third Quarter 2025 Earnings per Share of $0.85. Declares Cash Dividend of $0.21 per Share and 5% Stock Dividend

(Manhattan, KS, October 29, 2025) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.85 for the third quarter of 2025, compared to $0.75 per share in the second quarter of 2025 and $0.68 per share in the same quarter of the prior year. Net earnings for the third quarter totaled $4.9 million, compared to $4.4 million in the prior quarter and $3.9 million in the third quarter of 2024. For the three months ended September 30, 2025, the return on average assets was 1.21%, the return on average equity was 13.00% and the efficiency ratio(1) was 60.7%.

For the first nine months of 2025, diluted earnings per share totaled $2.41 compared to $1.69 during the same period in 2024. Net earnings for the first nine months of 2025 totaled $14.0 million, compared to $9.7 million in the first nine months of 2024, or an increase of 44.4%, driven primarily by higher net interest income. For the nine months ended September 30, 2025, the return on average assets was 1.18%, the return on average equity was 12.98%, and the efficiency ratio(1) was 62.5%.

Third Quarter 2025 Performance Highlights

●	Annualized return on average assets was 1.21% and return on equity was 13.00% as compared to 1.00% and 11.82%, respectively, in the third quarter of 2024.
●	Average loan balances grew $26.7 million compared to the second quarter of 2025, while end of period loans were flat.
●	Net interest income increased $411,000, or 3.0%, in the third quarter of 2025, and increased $2.5 million, or 21.5%, from the same quarter of 2024. The net interest margin held steady at 3.83% in the third quarter of 2025 and remains healthy compared to peer banks.
●	Efficiency ratio improved to 60.7% as compared to both 62.8% in the prior quarter of 2025, and 66.5% in the third quarter of 2024.
●	Non-accrual loans declined $7.0 million in the third quarter of 2025, while net loan charge-offs totaled $2.3 million for the quarter. Both were impacted by the resolution of a single previously disclosed commercial loan.
●	Book value per share was $26.92 as of September 30, 2025, compared to $24.18 as of September 30, 2024. Tangible book value per share(1) was $20.96 as of September 30, 2025, an increase of $2.85 or 15.7% over the past twelve months. The ratio of equity to assets increased 50 basis points to 9.63% in the third quarter. The ratio of tangible equity to tangible assets(1) increased 51 basis points to 7.66% at the end of the third quarter as compared to the prior quarter of 2025.

In making this announcement, Abby Wendel, President and Chief Executive Officer of Landmark, commented, “Landmark reported another solid quarter of earnings and increased profitability. Earnings this quarter were driven by growth in both net interest income and non-interest income. We continue to see good loan demand as average loans this quarter grew by $26.7 million, driving expansion of our net interest income. Solid growth in non-interest bearing deposits further strengthened our deposit base and helped sustain our attractive low-cost core deposit funding. Non-interest income increased 12.2% this quarter compared to the prior quarter and expenses were well controlled, leading to an improvement in our overall efficiency. We made significant progress this quarter improving our overall credit quality as nonperforming loans decreased $7.0 million. Our net loan charge-offs were $2.3 million for the quarter, the majority of which related to a single previously disclosed commercial loan. Our strong performance is a direct result of the hard work and commitment of our associates, whose efforts continue to elevate Landmark’s position in the market. We are excited by the achievements of the quarter and look forward to building on this momentum.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid November 26, 2025, to common stockholders of record as of the close of business on November 12, 2025. The Board of Directors also declared a 5% stock dividend payable on December 15, 2025, to common shareholders of record on December 1, 2025. This is the 25th consecutive year that the Board has declared a 5% stock dividend.

Landmark will host a conference call to review the Company’s third quarter financial results at 10:00 a.m. (Central time) on Thursday, October 30, 2025. Investors may participate via telephone by dialing (833) 470-1428 and using access code 246429. A replay of the call will be available through November 6, 2025, by dialing (866) 813-9403 and using access code 671214.

Net Interest Income

Net interest income in the third quarter of 2025 totaled $14.1 million representing an increase of $411,000, or 3.0%, compared to the previous quarter and an increase of $2.5 million, or 21.5%, compared to the same quarter of the prior year. The increase in net interest income this quarter was driven by higher interest income on loans, partially offset by higher interest expense on deposits. The net interest margin for the third quarter of 2025 was 3.83%, which was flat as compared to the prior quarter and increased 53 basis points from 3.30% during the third quarter of the prior year. Compared to the previous quarter, interest income on loans increased $597,000 to $17.8 million, due to higher average balances. Average loan balances increased $26.7 million from the prior quarter, while the average tax-equivalent yield on the loan portfolio remained flat at 6.37%. Interest on investment securities increased $34,000, or 1.2%, driven by higher yields despite slightly lower balances. Compared to the second quarter of 2025, interest on deposits increased $266,000, or 5.2%, due to higher rates and balances. Interest on other borrowed funds decreased $36,000 from the second quarter of 2025, due to lower average balances. The average rate on interest-bearing deposits increased four basis points from the prior quarter, to 2.18%, due to an increase in certificates of deposit. The average rate on other borrowed funds increased 11 basis points to 5.09% in the third quarter of 2025 driven by a decrease in lower cost repurchase agreements.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

Non-Interest Income

Non-interest income totaled $4.1 million for the third quarter of 2025, an increase of $442,000 from the previous quarter. The increase in non-interest income during the third quarter of 2025 was primarily due to increases of $208,000 in gains on sales of residential mortgage loans and $184,000 in fees and service charges.

Non-Interest Expense

During the third quarter of 2025, non-interest expense totaled $11.3 million, an increase of $290,000, or 2.6%, compared to the prior quarter. The increase in non-interest expense was primarily due to increases of $206,000 in professional fees, $120,000 in occupancy and equipment expense, and $70,000 in compensation and benefits expense, partially offset by a decrease of $153,000 in data processing expense. The increase in professional fees was driven by higher consulting costs.

Income Tax Expense

Landmark recorded income tax expense of $1.1 million in the third quarter of 2025 compared to $944,000 in the second quarter of 2025. The effective tax rate was 18.7% in the third quarter of 2025 compared to 17.7% in the second quarter of 2025.

Balance Sheet Highlights

As of September 30, 2025, gross loans totaled $1.1 billion, largely consistent with the prior quarter, while average loans grew $26.7 million. During the quarter, loan growth was primarily comprised of commercial real estate (growth of $19.1 million), one-to-four family residential real estate (growth of $4.5 million), and consumer (growth of $1.4 million) loans, but offset by decreases in commercial (decline of $17.6 million) and construction and land (decline of $6.6 million) loans. Investment securities available-for-sale decreased $2.4 million during the third quarter of 2025 primarily due to maturities exceeding our level of purchases. Pre-tax unrealized net losses on the investment securities portfolio decreased from $13.9 million at June 30, 2025, to $9.2 million at September 30, 2025, primarily due to lower market rates for these securities at September 30, 2025.

Period-end deposit balances increased $51.6 million to $1.3 billion at September 30, 2025. The increase in deposits was driven by increases in certificates of deposit (increase of $22.9 million), money market and checking accounts (increase of $16.5 million), and non-interest-bearing demand deposits (increase of $14.0 million). The increase in deposits was primarily driven by an increase in brokered deposits across several categories, as well as higher non-interest bearing core deposit balances at September 30, 2025. Total period-end borrowings decreased $69.0 million during the third quarter of 2025, while average balances declined $6.0 million. At September 30, 2025, the loan to deposits ratio was 83.4% compared to 86.6% in the prior quarter.

Stockholders’ equity increased to $155.7 million (book value of $26.92 per share) as of September 30, 2025, from $148.4 million (book value of $25.66 per share) as of June 30, 2025. The increase in stockholders’ equity was primarily due to net earnings for the quarter, coupled with a decrease in accumulated other comprehensive losses (lower unrealized net losses on investment securities). The ratio of equity to total assets increased to 9.63% on September 30, 2025, from 9.13% on June 30, 2025.

The allowance for credit losses totaled $12.3 million, or 1.10% of total gross loans, on September 30, 2025, compared to $13.8 million, or 1.23% of total gross loans, on June 30, 2025. Net loan charge-offs totaled $2.3 million in the third quarter of 2025, compared to $40,000 during the second quarter of 2025 and $9,000 in the third quarter of the prior year. The increase in net charge-offs during the third quarter was primarily related to the charge-off of a single commercial credit. A provision for credit losses on loans of $850,000 was recorded in the third quarter of 2025 compared to $1.0 million in the second quarter of 2025.

Non-performing loans totaled $10.0 million, or 0.89% of gross loans, at September 30, 2025, compared to $17.0 million, or 1.52% of gross loans, at June 30, 2025. Loans 30-89 days delinquent totaled $4.9 million, or 0.43% of gross loans, as of September 30, 2025, compared to $4.3 million, or 0.39% of gross loans, as of June 30, 2025.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto; (ii) effects on the U.S. economy resulting from the threat or implementation of new, or changes to, existing policies, regulations, regulatory and other governmental agencies and executive orders, including tariffs, immigration policy, regulatory and other governmental agencies, DEI and ESG initiatives, consumer protection, foreign policy and tax regulations; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xv) the economic impact of past and any future terrorist attacks, acts of war, including ongoing conflicts in the Middle East and the Russian invasion of Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) declines in real estate values; (xxiv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxv) the effects of the current U.S. government shutdown and its impact on our customers; (xxvi) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxvii) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024
Assets
Cash and cash equivalents	$23,947	$25,038	$21,881	$20,275	$21,211
Interest-bearing deposits at other banks	3,218	3,463	3,973	4,110	4,363
Investment securities available-for-sale, at fair value:
U.S. treasury securities	50,833	51,624	58,424	64,458	83,753
Municipal obligations, tax exempt	97,383	100,802	101,812	107,128	112,126
Municipal obligations, taxable	82,236	75,037	70,614	71,715	75,129
Agency mortgage-backed securities	119,576	124,979	125,142	129,211	140,004
Total investment securities available-for-sale	350,028	352,442	355,992	372,512	411,012
Investment securities held-to-maturity	3,760	3,730	3,701	3,672	3,643
Bank stocks, at cost	8,021	10,946	6,225	6,618	7,894
Loans:
One-to-four family residential real estate	381,641	377,133	355,632	352,209	344,380
Construction and land	19,741	26,373	28,645	25,328	23,454
Commercial real estate	389,574	370,455	359,579	345,159	324,016
Commercial	186,656	204,303	190,881	192,325	181,652
Agriculture	99,897	100,348	101,808	100,562	91,986
Municipal	6,884	6,938	7,082	7,091	7,098
Consumer	33,660	32,234	31,297	29,679	29,263
Total gross loans	1,118,053	1,117,784	1,074,924	1,052,353	1,001,849
Net deferred loan (fees) costs and loans in process	(763)	(615)	(426)	(307)	(63)
Allowance for credit losses	(12,299)	(13,762)	(12,802)	(12,825)	(11,544)
Loans, net	1,104,991	1,103,407	1,061,696	1,039,221	990,242
Loans held for sale, at fair value	3,578	4,773	2,997	3,420	3,250
Bank owned life insurance	39,890	39,607	39,329	39,056	39,176
Premises and equipment, net	19,449	19,654	19,886	20,220	20,976
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	2,123	2,275	2,426	2,578	2,729
Mortgage servicing rights	3,120	3,082	3,045	3,061	3,041
Real estate owned, net	-	167	167	167	428
Other assets	22,573	23,904	24,894	26,855	23,309
Total assets	$1,617,075	$1,624,865	$1,578,589	$1,574,142	$1,563,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	365,959	351,993	368,480	351,595	360,188
Money market and checking	579,413	562,919	613,459	636,963	565,629
Savings	146,291	148,092	149,223	145,514	145,825
Certificates of deposit	233,837	210,897	204,660	194,694	203,860
Total deposits	1,325,500	1,273,901	1,335,822	1,328,766	1,275,502
FHLB and other borrowings	90,483	155,110	48,767	53,046	92,050
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,420	5,825	6,256	13,808	9,528
Accrued interest and other liabilities	22,294	20,002	23,442	20,656	25,229
Total liabilities	1,461,348	1,476,489	1,435,938	1,437,927	1,423,960
Stockholders’ equity:
Common stock	58	58	58	58	55
Additional paid-in capital	95,330	95,266	95,148	95,051	89,532
Retained earnings	67,327	63,612	60,422	56,934	60,549
Treasury stock, at cost	-	-	-	-	(396)
Accumulated other comprehensive loss	(6,988)	(10,560)	(12,977)	(15,828)	(10,049)
Total stockholders’ equity	155,727	148,376	142,651	136,215	139,691
Total liabilities and stockholders’ equity	$1,617,075	$1,624,865	$1,578,589	$1,574,142	$1,563,651

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$17,783	$17,186	$15,933	$51,364	$45,445
Investment securities:
Taxable	2,198	2,163	2,301	6,541	7,088
Tax-exempt	700	701	747	2,120	2,270
Interest-bearing deposits at banks	58	48	41	154	144
Total interest income	20,739	20,098	19,022	60,179	54,947
Interest expense:
Deposits	5,410	5,144	5,830	15,790	16,960
FHLB and other borrowings	857	861	1,100	2,283	3,149
Subordinated debentures	361	358	416	1,076	1,246
Repurchase agreements	17	52	72	134	267
Total interest expense	6,645	6,415	7,418	19,283	21,622
Net interest income	14,094	13,683	11,604	40,896	33,325
Provision for credit losses	850	1,000	500	1,850	800
Net interest income after provision for credit losses	13,244	12,683	11,104	39,046	32,525
Non-interest income:
Fees and service charges	2,660	2,476	2,880	7,524	8,032
Gains on sales of loans, net	948	740	704	2,250	1,864
Bank owned life insurance	283	278	254	833	747
Gains on sales of investment securities, net	-	-	-	(2)	-
Other	177	132	415	447	730
Total non-interest income	4,068	3,626	4,253	11,052	11,373
Non-interest expense:
Compensation and benefits	6,304	6,234	5,803	18,692	16,839
Occupancy and equipment	1,364	1,244	1,429	3,860	4,113
Data processing	476	629	464	1,501	1,437
Amortization of mortgage servicing rights and other intangibles	247	238	256	724	924
Professional fees	746	540	573	2,031	1,869
Valuation allowance on real estate held for sale	-	-	-	-	1,108
Other	2,114	2,076	2,034	6,165	5,915
Total non-interest expense	11,251	10,961	10,559	32,973	32,205
Earnings before income taxes	6,061	5,348	4,798	17,125	11,693
Income tax expense	1,131	944	867	3,090	1,972
Net earnings	$4,930	$4,404	$3,931	$14,035	$9,721

Net earnings per share (1)
Basic	$0.85	$0.76	$0.68	$2.43	$1.69
Diluted	0.85	0.75	0.68	2.41	1.69
Dividends per share (1)	0.21	0.21	0.20	0.63	0.60
Shares outstanding at end of period (1)	5,784,518	5,783,312	5,776,282	5,784,518	5,776,282
Weighted average common shares outstanding - basic (1)	5,783,729	5,782,555	5,765,348	5,780,462	5,751,326
Weighted average common shares outstanding - diluted (1)	5,829,641	5,840,923	5,770,514	5,824,577	5,755,529

Tax equivalent net interest income	$14,260	$13,851	$11,777	$41,402	$33,852

(1) Share and per share values at or for the periods ended September 30, 2024 have been adjusted to give effect to the 5% stock dividend paid during December 2024.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Performance ratios:
Return on average assets (1)	1.21%	1.11%	1.00%	1.18%	0.84%
Return on average equity (1)	13.00%	12.25%	11.82%	12.98%	10.18%
Net interest margin (1)(2)	3.83%	3.83%	3.30%	3.81%	3.21%
Effective tax rate	18.7%	17.7%	18.1%	18.0%	16.9%
Efficiency ratio (3)	60.7%	62.8%	66.5%	62.5%	68.8%
Non-interest income to total income (3)	22.7%	20.9%	25.5%	21.4%	25.0%

Average balances:
Investment securities	$362,717	$363,878	$428,301	$368,106	$440,744
Loans	1,108,545	1,081,865	985,659	1,079,883	962,252
Assets	1,617,429	1,592,939	1,562,482	1,595,044	1,554,682
Interest-bearing deposits	984,335	965,214	936,218	976,463	935,958
FHLB and other borrowings	72,871	74,007	77,958	65,192	74,496
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,833	6,683	10,774	5,691	12,218
Stockholders’ equity	$150,434	$144,151	$132,271	$144,591	$127,597

Average tax equivalent yield/cost (1):
Investment securities	3.35%	3.34%	2.99%	3.33%	2.99%
Loans	6.37%	6.37%	6.43%	6.36%	6.31%
Total interest-bearing assets	5.61%	5.60%	5.38%	5.58%	5.26%
Interest-bearing deposits	2.18%	2.14%	2.48%	2.16%	2.42%
FHLB and other borrowings	4.67%	4.67%	5.61%	4.68%	5.65%
Subordinated debentures	6.62%	6.63%	7.64%	6.64%	7.69%
Repurchase agreements	3.68%	3.12%	2.66%	3.15%	2.92%
Total interest-bearing liabilities	2.44%	2.41%	2.82%	2.41%	2.77%

Capital ratios:
Equity to total assets	9.63%	9.13%	8.93%
Tangible equity to tangible assets (3)	7.66%	7.15%	6.84%
Book value per share	$26.92	$25.66	$24.18
Tangible book value per share (3)	$20.96	$19.66	$18.11	$2.85	15.7%

Rollforward of allowance for credit losses (loans):
Beginning balance	$13,762	$12,802	$10,903	$12,825	$10,608
Charge-offs	(2,380)	(103)	(153)	(2,591)	(413)
Recoveries	67	63	144	215	449
Provision for credit losses for loans	850	1,000	650	1,850	900
Ending balance	$12,299	$13,762	$11,544	$12,299	$11,544

Allowance for unfunded loan commitments	$150	$150	$150

Non-performing assets:
Non-accrual loans	$9,999	$16,984	$13,415
Accruing loans over 90 days past due	-	-	-
Real estate owned	-	167	428
Total non-performing assets	$9,999	$17,151	$13,843

Loans 30-89 days delinquent	$4,853	$4,321	$7,301

Other ratios:
Loans to deposits	83.36%	86.62%	77.64%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.43%	0.39%	0.73%
Total non-performing loans to gross loans outstanding	0.89%	1.52%	1.34%
Total non-performing assets to total assets	0.62%	1.06%	0.89%
Allowance for credit losses to gross loans outstanding	1.10%	1.23%	1.15%
Allowance for credit losses to total non-performing loans	123.00%	81.03%	86.05%
Net loan charge-offs to average loans (1)	0.83%	0.01%	0.00%	0.29%	0.00%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$11,251	$10,961	$10,559	$32,973	$32,205
Less: foreclosure and real estate owned expense	(22)	49	(23)	(23)	(34)
Less: amortization of other intangibles	(152)	(151)	(171)	(455)	(512)
Less: valuation allowance on real estate held for sale	-	-	-	-	(1,108)
Adjusted non-interest expense (A)	11,077	10,859	10,365	32,495	30,551
Net interest income (B)	14,094	13,683	11,604	40,896	33,325
Non-interest income	4,068	3,626	4,253	11,052	11,373
Less: losses on sales of investment securities, net	-	-	-	2	-
Less: gains on sales of premises and equipment and foreclosed assets	73	(9)	(273)	64	(264)
Adjusted non-interest income (C)	$4,141	$3,617	$3,980	$11,118	$11,109

Efficiency ratio (A/(B+C))	60.7%	62.8%	66.5%	62.5%	68.8%
Non-interest income to total income (C/(B+C))	22.7%	20.9%	25.5%	21.4%	25.0%

Total stockholders’ equity	$155,727	$148,376	$139,691
Less: goodwill and other intangible assets	(34,500)	(34,652)	(35,106)
Tangible equity (D)	$121,227	$113,724	$104,585

Total assets	$1,617,075	$1,624,865	$1,563,651
Less: goodwill and other intangible assets	(34,500)	(34,652)	(35,106)
Tangible assets (E)	$1,582,575	$1,590,213	$1,528,545

Tangible equity to tangible assets (D/E)	7.66%	7.15%	6.84%

Shares outstanding at end of period (F)	5,784,518	5,783,312	5,776,282

Tangible book value per share (D/F)	$20.96	$19.66	$18.11